Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of March 26, 2004 is by and between Teleglobe Bermuda Holdings Ltd (the “Company”) and Gerald Porter Strong (the “Executive”).

WHEREAS, prior to the consummation of the merger contemplated pursuant to the Agreement and Plan of Merger among Teleglobe International Holdings, Ltd (“TIHL”), VEX Merger Subsidiary Corp. (“VEX”) and ITXC Corp. (“ITXC”), dated as of November 4, 2003 (the “Merger Agreement”), all of TIHL’s assets will be transferred to and held by the Company;

WHEREAS, the Executive is entering into an amended and restated employment agreement with Teleglobe Canada ULC (“Teleglobe Canada”), an affiliate of the Company, to provide services to Teleglobe Canada;

WHEREAS, in connection with consummation of the merger of VEX and ITXC, the Executive is being appointed as Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement with respect to the services to be provided by the Executive to the Company.

NOW, THEREFORE, in consideration of the promises in this Agreement, the mutuality and sufficiency of which are hereby acknowledged, the parties agree as follows:

1)     Term.  Unless terminated earlier in accordance with Section 6 hereof, the term of the Agreement and the employment relationship hereunder shall commence as of the Effective Time (as defined under the Merger Agreement) and will continue until December 31, 2005 (the “Initial Term”); provided, however, that the Initial Term shall be extended automatically for additional one (1) year periods commencing at the end of the Initial Term and on each anniversary date thereafter (each an “Extended Term”), unless and until either party provides a non-renewal notice to the other party not less than thirty (30) days before the expiration date of the Initial Term or Extended Term, such that termination of the Agreement shall be effective as of the end of the Initial Term or Extended Term, as the case may be.  For purposes of this Agreement, “Term” shall include the Initial Term and any Extended Terms.

2)     Duties.  The Company shall employ the Executive effective as of the Effective Time to render, subject to the last sentence of this Section 2, services to the Company.  The Executive will serve in the capacity of Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”), of which he shall be a member as of the Effective Time.  The Executive will perform such executive duties related to the Company as may be assigned to him from time to time by the Board consistent with the Executive’s position as Chief Executive Officer of the Company, including, but not limited to, the following, subject, in each case to the determinations of the Board in the exercise of its fiduciary duties:

(i)            Approval of the Company’s medium and long-term business plans;

(ii)           Approval of the Company’s financial statements and filings submitted to the United States Securities and Exchange Commission;

(iii)          Approval of the Company’s budget;

(iv)          Annual review of the Company’s dividend policy;

(v)           Review and approval of the Company’s employment agreements, compensation plans, performance criteria and equity compensation provided to senior management;

(vi)          Review of performance of the Company’s senior management;

(vii)         Approval of major capital expenditure plans;

(viii)        Approval of material contracts involving Teleglobe International Holdings Ltd or Teleglobe Bermuda Holdings Ltd;

(ix)           Ensuring the execution of resolutions adopted at Company shareholder meetings;

(x)            Approval of significant corporate matters, including, but not limited to, acquisitions;

(xi)           Approval of major financing arrangements;

(xii)          Management of Company shareholder meetings and similar meetings and assist in the preparation of documentation of such meetings (with related reports); and

(xiii)         Communicate with the Company’s Audit Committee on matters including:

a.             Selection, compensation and oversight of external auditor;

b.             Reviewing material written correspondence between auditors and management;

c.             Retaining and supervising independent counsel and other advisors;

d.             Pre-approving all audit and non-audit services by external auditor;

e.             Quarterly certification of financial statement by Chief Executive Officer and Chief Financial Officer of the Company;

f.              Reviewing management’s annual assessment of internal controls; and

g.             Discussing critical accounting policies and practices with external auditor.

The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its affiliates.  This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as an advisor to or a member of, the board of directors of any companies, businesses, or charitable organizations, so long as such actions do not violate the provisions of Section 5 of this Agreement or interfere with the Executive’s performance of his duties hereunder.

3)     Salary.  During the Term, the Executive shall receive an annual base salary of Seventy-Seven Thousand Eight Hundred Fifteen Dollars (CDN$77,815) with respect to his services for the Company (“Base Salary”) payable in accordance with the payroll practices of the Company.

4)     Tax Matters.  During the Term, the Company shall cause its accountants or other designated agent to prepare and file, at the Company’s expense, any federal, provincial, state and local income tax returns (each, a “Tax Return”) required to be filed by the Executive for taxable periods that include the Term (or a portion thereof).  To the extent that the amount of income tax due and payable for any taxable period on the Executive’s compensation set forth in Sections 3 and 6 hereof (and, as applicable, any taxable amounts relating to payments under this Section 4) exceeds the amount of income tax that would have been due and payable for such taxable period on such compensation if such compensation were paid to the Executive as a citizen and resident of the United Kingdom for services performed in the United Kingdom, the Executive shall receive an additional cash payment from the Company in an amount equal to such excess amount of income tax that is due and payable.  At the beginning of each year during the Term, an estimate of the tax equalization described in this Section 4 on a monthly basis shall be made on the Base Salary to be received by the Executive during such year and such tax equalization amount shall be paid to the Executive on a monthly basis.  At the end of the year, a final tax equalization calculation shall be made with respect to all taxable income earned or paid to the Executive during such year.  To the extent that any amount of tax equalization for the Executive is needed in addition to the total monthly payments already made to the Executive, such payment shall be made to the Executive no later than five (5) days prior to the date that the relevant income tax payment is due to the appropriate taxing authority.

5)     Non-Competition; Confidentiality; Remedies.

a)             Non-Competition.  During the Term, for any period in which the Executive is receiving payments pursuant to Section 6 and for six (6) months after the expiration of the Term, the Executive agrees that the Executive will not, without the prior written consent of the Company, directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee, consultant, or agent of any business, or in any other capacity, other than on behalf of the Company, or any of subsidiaries or affiliates:  own, manage, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business conducted by the Company or any of subsidiaries or affiliates in the international wholesale voice, IP transit, voice over internet protocol or global roaming markets (“Competitive Businesses”).  Nothing in this paragraph shall prevent the Executive from (i) owning for passive investment purposes not intended to circumvent this paragraph, less than one percent (1%) of the publicly traded equity securities of any competing enterprise (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership), or (ii) serving chairman of the UK Telecom Advisory Board.  The Executive acknowledges that the foregoing restrictions placed upon him are necessary and reasonable in scope and duration to adequately protect the Company’s and any of its affiliates’ or subsidiaries’ interests and the goodwill of the Company and any of its affiliates or subsidiaries and are a material inducement for the Company to retain the Executive’s services.

b)            Non-Solicitation.  The Executive agrees that the Executive will not, without the prior written consent of the Company, directly or indirectly, whether for the Executive’s own account or the account of any other person (i) at any time during the Term, for any period in which the Executive is receiving payments pursuant to Section 6 and for six (6) months after the expiration of the Term: solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Company, or any of their affiliates or subsidiaries, at any time during the twelve (12) month period preceding such solicitation or employment or any manner induce or attempt to induce any such employee to terminate his employment with the Company or any of its affiliates or subsidiaries and become associated with Competitive Businesses; or (ii) at any time during the Term, for any period in which the Executive is receiving payments pursuant to Section 6 and for six (6) months after the expiration of the Term, interfere with the relationship of any person who is a contractor, supplier, or customer of the Company, or any of its affiliates or subsidiaries in Competitive Businesses.

c)             Confidentiality.  The Executive acknowledges that prior to the Term he has acquired, and during the Term the Executive will acquire, Confidential Information (as defined herein) regarding the business of the Company and its affiliates and subsidiaries.  Accordingly, the Executive agrees that, without the prior written consent of the Company, he will not, at any time, either during or after the Term, disclose to any unauthorized person or otherwise use any such Confidential Information for any reason other than the Company’s or any of its affiliates’ or subsidiaries’ business.  For this purpose, Confidential Information means non-public information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, and other proprietary information concerning the Company and its subsidiaries and affiliates, except for specific items that have become publicly available other than as a result of the Executive’s breach of this Agreement.  The Executive further agrees that he will abide by any confidentiality provisions applicable to affiliates of the Company under the Purchase Agreement and the confidentiality provisions applicable to TLGB and its Executives contained in the letter agreement between Cerberus and Teleglobe Inc., dated July 24, 2002.

d)            Remedy for Breach.  The Executive hereby acknowledges that the provisions of this paragraph are reasonable and necessary for the protection of the Company, the and its subsidiaries and affiliates.  The Executive further acknowledges that the Company and its subsidiaries and affiliates will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, including claims for damages, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants.  In addition, without limiting the Company’s remedies for any breach of any restriction on the Executive set forth in this paragraph, except as required by law, if the Executive breaches any of the covenants applicable to the Executive in this paragraph, as reasonably determined by the Company in good faith, the Company will have no obligation to pay any amounts that remain payable by the Company to the Executive, including, but not limited to, the amounts under Section 6 hereof.  If any of the rights or restrictions contained in this paragraph shall be deemed to be unenforceable by reason of the extent, duration or geographical scope of such rights or restrictions, the parties hereby agree that a court of competent jurisdiction shall reduce such extent, duration and geographical scope and enforce such right or restriction in its reduced form for all purposes in the manner contemplated hereby; provided that such extent, duration and geographical scope shall only be reduced to the extent necessary in order to make such right or restriction enforceable.

6)     Termination.

a)             Death or Disability.  The Agreement shall terminate immediately upon the Executive’s death or Disability.  For the purposes of this Agreement, “Disability” means a determination by the Company, in accordance with applicable law that, as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his duties with or without reasonable accommodation.  If the Executive’s services are terminated as a result of a death or Disability, the Executive (or his legal representatives) shall receive (i) any unpaid Base Salary to the date of termination and (ii) any tax equalization amount calculated under Section 4 hereof.

b)            Termination for Cause.  Upon delivery of written notice of termination for “Cause” (as defined below) from the Company to the Executive, the Agreement shall terminate immediately.  For the purposes of this Agreement, “Cause” means (i) commission of a felony by the Executive, (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its affiliates or subsidiaries, (iii) the Executive’s material breach of this Agreement, including, but not limited to, a breach of his representations set forth in Section 8 of this Agreement, (iv) the Executive’s contravention of specific written lawful directions from the Board, (v) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful, or negligent, or (vi) misconduct by the Executive which seriously discredits or damages the Company or any of its affiliates or subsidiaries.  If the Executive is terminated for Cause during the Term, the Executive shall receive (i) any unpaid Base Salary to the date of termination and (ii) any tax equalization amount calculated under Section 4 hereof on compensation paid to the date of termination.

c)             Termination Without Cause or for Good Reason.  The Company may terminate Executive’s employment without Cause at any time without notice and the Executive may terminate his employment with Good Reason upon thirty (30) days prior written notice to the Company.  If during the Term the Company terminates the Executive without Cause or the Executive terminates his employment with Good Reason (as defined below), the Executive shall receive (i) monthly installments of Base Salary for the lesser of (a) the remaining Term had the Executive remain employed or (b) twelve (12) months from the date of termination (subject to compliance with the provisions of Section 5 hereof) and (ii) any tax equalization amount calculated under Section 4 hereof.

For the purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s written consent:  (i) action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities; (ii) the Company’s failure to make any payment or provide any award or benefit to the Executive under this Agreement pursuant to the terms hereof; or (iii) the Company’s breach of any material term of this Agreement; provided that the Company shall have failed to cure the deficiency that results in “Good Reason” within fifteen (15) business days after receipt of written notice from the Executive specifying the nature of the deficiency in reasonable detail; and provided further that a change in the Executive’s position, authority, duties or responsibilities in connection with a management succession plan approved by the Board shall not constitute “Good Reason.”

d)            Voluntary Termination Without Good Reason.  The Executive may terminate his employment during the Term upon thirty (30) days prior written notice to the Company without Good Reason.  If during the Term the Executive terminates his employment without Good Reason, the Executive shall receive (i) any unpaid Base Salary to the date of termination and (ii) any tax equalization amount calculated under Section 4 hereof.

e)             Expiration of Term.  Upon the expiration of the Term specified in Section 1 without an earlier termination pursuant to this Section 6, this Agreement shall terminate without further action by the Executive or the Company.  Upon such expiration, the Executive shall receive (i) any unpaid Base Salary to the date of expiration and (ii) any tax equalization amount calculated under Section 4 hereof.

7)     Disclosure.  The Executive shall disclose immediately to the Company the existence of any relationship between the Executive and any other entity that creates or may create a conflict of interest that may affect the independent professional judgment of the Executive in carrying out his or its duties under this Agreement.

8)     Representation.  The Executive expressly represents and warrants to the Company that as of the date of his signing this Agreement that he is not a party to any contract or agreement which will or may restrict in any way his or its ability to fully perform his or its duties and responsibilities under this Agreement.

9)     Governing Law.  This Agreement will be governed by and construed in accordance with the laws of Bermuda, without giving effect to the principles of conflicts of laws.

10)   Ownership of  Property.  All written materials, records and documents made by the Executive or coming into his possession before or during the Term concerning the Company or any of its affiliates or subsidiaries and all tangible items provided to the Executive by Teleglobe, the Company or any of its affiliates or subsidiaries before or during the Term shall be the sole property of the Company or any of its affiliates or subsidiaries, as applicable, and, upon the termination of the Agreement or upon the request of the Company during the Term, the Executive shall promptly deliver the same to the Company.

11)   Notices.  All notices and other communications that are required or may be given under this Agreement must be in writing and will be deemed to have been duly given when delivered in person, upon delivery by a nationally recognized overnight courier service, or by facsimile to the party to whom the notice is being given, as follows:

If to the Company:

Teleglobe Bermuda Holdings Ltd.
P.O. Box HM 1154
10 Queen Street
Hamilton HM EX, Bermuda
Attention:  Board of Directors
(441) 296-4856 telephone
(441) 292-6900 facsimile

with a copy to:

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
Attention:  Lenard Tessler
(212) 909-1464 telephone
(212) 755-3009 facsimile

and

Attention:  Seth Plattus
(212) 891-2120
(212) 891-1541

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Attention:  Stuart D. Freedman, Esq.
(212) 756-2000 telephone
(212) 593-5955 facsimile

If to the Executive:

Mr. Gerald Porter Strong
c/o Teleglobe Bermuda Holdings Ltd.
P.O. Box HM 1154
10 Queen Street
Hamilton HM EX, Bermuda
(441) 296-4856 telephone
(441) 292-6900 facsimile

Either party may change the address provided above by delivering written notice of such change of address to the other party.

12)   Assignability; Successors.  This Agreement shall inure to the benefit of and be binding upon the successors of the Company.  Neither the Executive nor the Company may assign this Agreement without the express written consent of the other party; provided, however, that the Company’s obligations under this Agreement shall be the binding legal obligations of any successor of the Company, and, provided further that, the Executive hereby agrees that the Company may assign this Agreement to any of its affiliates or subsidiaries at any time without the consent of the Executive.

13)   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14)   Entire Agreement.  The Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement.

15)   Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16)   Severability.  In the event that any one or more of the terms, conditions or provisions of this Agreement is held invalid, illegal or unenforceable, that term, condition or provision shall be severed and the remaining terms, conditions and provisions shall remain binding and effective.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date and year first above written.

TELEGLOBE BERMUDA HOLDINGS LTD.

By:	/s/ Lenard Tessler
Name:	Lenard Tessler
Title:	Chairman

/s/ Gerald Porter Strong
GERALD PORTER STRONG